LIFEWAY FOODS, INC. 8-K

Exhibit 99.1

Lifeway Foods Extends Existing Shareholder Rights Plan

Morton Grove, Ill. — October 29, 2025 — Lifeway Foods, Inc. (Nasdaq: LWAY) (“Lifeway” or the “Company”), the leading U.S. supplier of kefir and fermented probiotic products that support the microbiome, today announced that its Board of Directors has approved an amendment to the Company’s existing Shareholder Rights Agreement (the “Rights Plan”) to extend its expiration date for one year. All other terms and conditions of the Rights Plan remain unchanged.

The Board determined to extend the Rights Plan based on its belief that the Company and its shareholders remain vulnerable to the acquisition of actual or de facto control by one or more shareholders without paying a control premium to other shareholders. In reaching its decision, the Board noted Lifeway’s highly concentrated share ownership, which could enable a shareholder or group of shareholders to gain de facto control if additional shares are acquired or if other large holders dispose of their shares. The Board also considered the potential for a substantial number of shares to become available for sale in the near term under the Company’s existing agreements and registration obligations, which could increase the likelihood of an accumulation of control without fair compensation to all shareholders.

The Rights Plan is intended to ensure that all Lifeway shareholders have the opportunity to realize the full value of their investment and to protect against tactics that could result in a transfer of control without the payment of a premium. The extension of the Rights Plan is not in response to any specific takeover proposal.

Unless earlier redeemed, terminated or exchanged pursuant to the Rights Plan, the rights will expire on October 29, 2026.

Further details about the Rights Plan will be contained in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Evercore is serving as a financial advisor to Lifeway, and Sidley Austin LLP is serving as legal counsel to Lifeway.

About Lifeway Foods, Inc.

Lifeway Foods, Inc., which has been recognized as one of America’s Growth Leaders by TIME, as Dairy Foods’ Processor of the Year 2025 and one of Forbes’ Best Small Companies, is America’s leading supplier of the probiotic, fermented beverage known as kefir. In addition to its line of drinkable kefir, the Company also produces a variety of cheeses and a ProBugs® line for kids. Lifeway’s tart and tangy fermented dairy products are now sold across the United States, Mexico, Ireland, South Africa, United Arab Emirates, and France. Learn how Lifeway is good for more than just you at lifewayfoods.com.

Contact:

Derek Miller

Vice President of Communications, Lifeway Foods
derekm@lifeway.net

Perceptual Advisors

Dan Tarman

Email: dtarman@perceptualadvisors.com